Exhibit 99.7
                                 [ACCIONA LOGO]



COMISION NACIONAL DEL MERCADO DE VALORES
Paseo de la Castellana, 19
28046 - Madrid -


                                                 Madrid, 20 de noviembre de 2006




Muy Sres. nuestros:                     Dear Sirs,

En cumplimiento de lo dispuesto en el Pursuant to what it is established in Art. 82 de la Ley 24/1988, de 28 de Art. 82 of Law 24/1988, of July 28, of Julio, del Mercado de Valores, ACCIONA, the Securities Market, ACCIONA, S.A.
S.A. comunica lo siguiente              states the following

         INFORMACION RELEVANTE                   MATERIAL INFORMATION

Finanzas  Dos,  S.A.,  sociedad  100%   Finanzas Dos, S.A., a company  100%
controlada  por  ACCIONA,  S.A.,  ha    controlled  by ACCIONA,  S.A., has
adquirido   3.891.248   acciones  de    acquired   3,891,248   shares   of
ENDESA, S.A., que representan un 0,37%  ENDESA,  S.A.  representing   0.37%
del   capital   social,   a  un         of  its  corporate  capital, at an
precio medio de (euro) 35,9332  por     average price of (euro) 35.9332 per
accion, por lo que la participacion     share   and,   thus,  its   total
total ostentada al dia de hoy(1)        shareholding   as  of   today(2)
asciende al 20 % del capital social     amounts to 20% of the corporate
de ENDESA, S.A.                         capital of ENDESA, S.A.,



                          Atentamente/Yours sincerely,




                             ----------------------
                            Fdo: Jorge Vega-Penichet
                             Secretario del Consejo
                                Company Secretary


---------------------------
(1) Acciona, S.A., no tiene, directa ni indirectamente, contratadas coberturas financieras sobre acciones de ENDESA, S.A.
(2) Acciona, S.A., neither directly nor indirectly, has entered into financial coverage over shares of ENDESA, S.A.